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                                  EXHIBIT 11

                  CYPRUS AMAX MINERALS COMPANY & SUBSIDIARIES

                                 -------------

                       COMPUTATION OF PER SHARE EARNINGS

                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                                      Three Months
                                                     Ended March 31,
                                                     ---------------
                                                      1998     1997
                                                     ------   ------

Net Income                                           $    5   $   57
Preferred Stock Dividends                                (5)      (5)
                                                     ------   ------
  Income Applicable to Common Shares                 $    -   $   52
                                                     ======   ======

Basic
  Average Common Shares Outstanding                    93.7     93.4
                                                     ======   ======

Diluted:
  Average Common Shares Outstanding                    93.7     93.4
  Common Stock Equivalents - Options/                     -       .1
  Conversion of Series A Preferred Stock                9.6      9.6
                                                     ------   ------
  Diluted Average Common Shares Outstanding           103.3    103.1
                                                     ======   ======

Basic Earnings per Common Share                      $    -   $  .56

Diluted Earnings per Common Share                    $    -   $  .55